Exhibit (a)(1)(J)

The Walt Disney Company

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. *Delivery of Election Form.* A properly completed election form must be received by Disney by 5:00 p.m. Pacific Time on Friday, May 4, 2007.

We intend to confirm the receipt of your election form by e-mail within two U.S. business days after you submit your election form via the offer website or by fax to Yvonne Brazil at (510) 922-3540. If you have not received an e-mail that we have received your election form within two U.S. business days, you should e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you. You may also call Yvonne Brazil at (510) 922-3742. It is your responsibility to ensure that we receive your election form by 5:00 p.m., Pacific Time, on Friday, May 4, 2007.

Our receipt of your election form is not by itself an acceptance of your election to amend. For purposes of the offer, we will be deemed to have accepted valid elections that have been made and not properly withdrawn as of when we give notice to the eligible holders generally of our acceptance of such elections. We may issue this notice of acceptance by e-mail or other methods of communication.

We will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail that confirms our receipt of your election form, by submitting your election form, you waive any right to receive any notice of the receipt of the election to amend your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been amended. Your options with respect to which elections are accepted will be amended on the amendment date (but following the expiration of the offer), which is currently expected to be Friday, May 4, 2007, at 5:00 p.m., Pacific Time.

2. *Withdrawal.* If you have previously elected to accept the offer to amend your eligible options, you may withdraw that election for some or all of these options at any time before the expiration of the offer, which is currently expected to be 5:00 p.m., Pacific Time, on Friday, May 4, 2007. If we extend the offer, you may withdraw your election for some or all of your eligible options at any time until the date and time of the extended expiration of the offer.

In addition, although we intend to accept all valid elections promptly after the expiration of the offer, if we have not accepted your election by 5:00 p.m., Pacific Time on June 4, 2007, you may withdraw your election at any time after that date.

To validly change or withdraw your election, you must complete and deliver a new election form via the offer website or to us by fax to Yvonne Brazil at (510) 922-3540 prior to the expiration of the offer. You should print a copy of your revised Election Confirmation Statement and keep it with your other records for the offer. If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer. We must receive the properly completed election form before the expiration of the offer. The expiration of the offer will be at 5:00 p.m., Pacific Time, on Friday, May 4, 2007, unless we extend the offer.

3. *Elections.* If you participate in this offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend. In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options, if you hold more than one eligible option. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible holder beneficially owns a portion of that option grant, you may accept this offer for the entire remaining outstanding portion of the option if so directed

3. *Elections.* If you participate in this offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend. In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options, if you hold more than one eligible option. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible holder beneficially owns a portion of that option grant, you may accept this offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. As legal owner of the eligible option, Disney will respect an election properly made by you and accepted by Disney and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you in such an election.

4. *Names.* The name on the Agreement to Terms of Election must conform to the current name of the person or entity submitting the form. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change by fax to Yvonne Brazil at (510) 922-3540 or by e-mailing a facsimile to Yvonne Brazil at ybrazil@pixar.com. If the election form is submitted by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted by fax to Yvonne Brazil at (510) 922-3540 or by e-mailing a facsimile to Yvonne Brazil at ybrazil@pixar.com.

5. *Requests for Assistance or Additional Copies.* You should direct general questions about the terms of the offer, requests for general tax information about the election form or about the offer or any requests for additional copies of the Offer to Amend to corp.409AQuestions@disney.com and include your telephone number. You may also call Yvonne Brazil at (510) 922-3742. We will furnish additional copies of the Offer to Amend to you promptly and at our expense.

6. *Irregularities.* We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any elections that have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all proper elections that are made and that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular eligible holder, provided that if we grant any such waiver, it will be granted for all eligible holders and options for which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will we or anyone else incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

7. *Important Tax Information.* You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal, California and non-U.S. income tax information. **We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.** You should direct general questions about the terms of the offer or requests for general tax information about the offer to corp.409AQuestions@disney.com and include your telephone number, and we will call you. You may also call Yvonne Brazil at (510) 922-3742.

8. *Copies; Paper Delivery.* You should print the Election Confirmation Statement via the offer website and keep a copy of it for your records. If you are not able to submit your election electronically via the offer website as a result of technical problems, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete and sign a paper election form and submit it to Disney by fax to Yvonne Brazil at (510) 922-3540, no later than 5:00 p.m., Pacific Time, on Friday, May 4, 2007. To obtain a paper form, please e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you. You may also call Yvonne Brazil at (510) 922-3742.

IMPORTANT: THE COMPLETED ELECTION FORM MUST BE RECEIVED BY DISNEY BY 5:00 P.M. PACIFIC TIME ON FRIDAY, MAY 4, 2007.

election form